      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 2001



                                                      REGISTRATION NO. 333-58038

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       AFFILIATED COMPUTER SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           51-0310342
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification Number)


                                                                 WILLIAM L. DECKELMAN, JR.
                                                                 EXECUTIVE VICE PRESIDENT,
                                                               GENERAL COUNSEL AND SECRETARY
                                                            AFFILIATED COMPUTER SERVICES, INC.
             2828 NORTH HASKELL AVENUE                           2828 NORTH HASKELL AVENUE
                DALLAS, TEXAS 75204                                 DALLAS, TEXAS 75204
                  (214) 841-6111                                      (214) 841-6144
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
  including area code, of registrant's principal                          number,
                executive offices)                      including area code, of agent for service)


                             ---------------------

                                    Copy to:


                               C. NEEL LEMON, III


                               CURTIS B. ANDERSON

                               BAKER BOTTS L.L.P.
                                2001 ROSS AVENUE
                              DALLAS, TEXAS 75201
                                 (214) 953-6954
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO BE            OFFERING PRICE            AGGREGATE             AMOUNT OF
   SECURITIES TO BE REGISTERED            REGISTERED                PER UNIT             OFFERING PRICE      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
3.50% Convertible Subordinated           $316,990,000                 100%                $316,990,000            $79,250
  Notes due February 15, 2006....
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par      3,649,094 shares(1)              n/a                     n/a                   n/a
  value per share................
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) This number represents the number of shares of Class A Common Stock that are initially issuable upon conversion of the 3.50% Convertible Subordinated Notes due February 15, 2006 registered hereby. For purposes of estimating the number of shares of Class A Common Stock to be included in the registration statement upon conversion of the notes, the Company calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 11.5117 shares per $1,000 principal amount of the notes. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of Class A Common Stock issuable upon conversion of the notes, by means of adjustment to the conversion price applicable thereto. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Class A Common Stock issuable upon conversion of the exercise of the conversion privilege.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AN MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION. DATED MAY 25, 2001

PROSPECTUS

                       AFFILIATED COMPUTER SERVICES, INC.

                                  $316,990,000

 PRINCIPAL AMOUNT OF 3.50% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 15, 2006
                                      AND
      3,649,094 SHARES OF CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE,
                     ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

     This prospectus relates to $316,990,000 in aggregate principal amount of 3.50% Convertible Subordinated Notes due February 15, 2006 of Affiliated Computer Services, Inc. and 3,649,094 shares of Class A Common Stock of Affiliated Computer Services, which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes were originally issued and sold by Affiliated Computer Services to Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. in a private placement in February and March of 2001. This prospectus will be used by selling securityholders to resell their notes and the Class A Common Stock issuable upon conversion of the notes.

     Holders of the notes or the shares of our Class A Common Stock issuable upon conversion of the notes may offer the notes or the Class A Common Stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The holders of the notes may convert the notes into shares of our Class A Common Stock at any time at a conversion rate of 11.5117 shares per $1,000 principal amount of notes. Interest on the notes is payable on February 15 and August 15 of each year, commencing on August 15, 2001. After February 18, 2004, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus.

     In the event of a change in control, defined in this prospectus, of ACS each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest. At our option, we may repurchase the notes for cash or Class A Common Stock.

     The notes are unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness.


     Our Class A Common Stock currently trades on the New York Stock Exchange under the symbol "ACS." The last reported sale price on May 24, 2001 was $71.55 per share.


     The notes are currently eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc.


      INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK INVOLVES RISKS. WE ENCOURAGE YOU TO READ THE "RISK FACTORS" BEGINNING ON PAGE 4.


                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this Prospectus is           , 2001

     In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or any prospectus supplement. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Statements contained or incorporated by reference in this prospectus that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. Actual results could vary materially as a result of a number of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update the forward-looking information contained in this prospectus.

     Except as described in the "Description of Notes" section of this prospectus, or unless the context otherwise requires, the terms "we," "our," "us," "Affiliated" and "ACS" refer to Affiliated Computer Services, Inc.

                       AFFILIATED COMPUTER SERVICES, INC.

     We provide a full range of information technology services to clients which have time-critical, transaction-intensive information processing needs. Our services include technology outsourcing, business process outsourcing and systems integration services. We are based in Dallas, Texas and have offices primarily in North America, as well as Central America, South America, Europe, Africa and the Middle East.

     We were formed in 1988 to participate in the trend to outsource information processing requirements to third parties which enables businesses to focus on core operations, respond to rapidly changing technologies and reduce data processing expenses. Our business strategy is to expand our client base and enhance our service offerings through both internal marketing and the acquisition of complementary companies. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our revenues have increased from $534 million in fiscal year 1995 to $1.96 billion in fiscal year 2000, a compound growth rate of 30%. Of this growth, approximately 14% resulted from internal growth and 16% resulted from growth through acquisitions. Since inception through December 31, 2000, we have completed 52 acquisitions, which have resulted in geographic expansion, growth and diversification of our customer base, expansion of services and products offered, and increased economies of scale. Approximately 89% of our revenues for the past three fiscal years were recurring revenues, which are revenues derived from services that our clients use each year in connection with their ongoing businesses.

     We provide business process outsourcing, systems integration services and technology outsourcing in two primary markets. Our largest market is the commercial sector, which accounts for approximately two-thirds of our annual revenues and serves a variety of clients nationwide, including retailers, local municipalities, federal and state agencies, healthcare providers, telecommunications companies, wholesale distributors, manufacturers, utilities, financial institutions and insurance companies. We also serve the federal government market, which accounts for approximately one-third of our annual revenues. Within our federal government business, approximately half of our revenues are derived from civilian agencies with the remaining half from Department of Defense agencies.

     During 2000, we executed a plan to divest certain non-strategic operations in order to focus on our core information technology outsourcing and business process outsourcing operations. We sold our ATM processing business, commercial staffing business and other small professional services businesses. These business units collectively comprised approximately 15% of fiscal year 2000 consolidated revenues.

     Our principal executive offices are located at 2828 North Haskell Avenue, Dallas, Texas 75204. Our telephone number at that location is (214) 841-6111.

RECENT DEVELOPMENTS

     During December 2000, we acquired Business Resources Corporation ("BRC"), a subsidiary of Tyler Technologies, Inc. for approximately $70 million in cash, which was funded by borrowings under our existing credit facility. BRC is a provider of outsourced records management, document workflow, imaging systems and services to state and local governments. BRC also provides real estate title plant services to title companies. The acquisition was accounted for under the purchase method of accounting, and BRC's results have been included in our consolidated financial statements from the effective date of the acquisition.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus and incorporated by reference in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could vary significantly from the results discussed in the forward-looking statements. Some risks that could cause our results to vary are discussed below.

LOSS OF SIGNIFICANT CLIENTS, SUCH AS THE DEPARTMENT OF EDUCATION OR OTHER MAJOR CLIENTS, COULD HURT OUR BUSINESS BY REDUCING OUR REVENUES AND PROFITABILITY.

     Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to merger or acquisition, business failure, contract expiration, conversion to a competing service provider or conversion to an in-house data processing system. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future.

     We incur a high level of fixed costs related to our technology outsourcing and business process outsourcing clients. These fixed costs result from significant investments in data processing centers, including computer hardware platforms, computer software, facilities, and client service infrastructure. The loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our profitability.

     We also are vulnerable to reduced processing volumes from our clients, which could occur due to business downturns, product liability issues, work stoppages by organized labor, or other business reasons. Many of our clients are in industries that are currently undergoing significant consolidation. In the past, we have modified contracts on terms that have been both adverse and beneficial, and it is possible that future adverse modifications may occur. Our five largest clients accounted for approximately 18% of our revenue for the fiscal year ended June 30, 2000. For the fiscal year ended June 30, 1999, our five largest clients accounted for approximately 19% of our revenue. Approximately 7% of our revenue in fiscal 2000 and fiscal 1999 came from services performed for the Department of Education. Our agreement with the Department of Education expires in September 2003; however, the agreement contains provisions allowing the Department of Education to terminate the contract prior to the expiration date without cause. If the Department of Education terminates the contract, we would generally be reimbursed for the then remaining unamortized costs incurred with respect to providing the services under the contract, except to the extent that we are able to use any hardware, software or other resources for other purposes. Our relationship with the Department of Education is also subject to the risks of the reduction or modification of the contract due to changing needs and requirements or to unavailability of funds from the United States government. See "-- Our government contracts allow for termination at any time without cause and contain extensive audit rights, either of which could hurt our revenues and profits" for a description of related risks. We cannot assure you that the Department of Education will not cancel or modify the contract or that we will maintain our historic level of revenue or profit from this relationship.

     After the Department of Education, our next four largest clients accounted for approximately 11% of our revenue in fiscal 2000 and fiscal 1999, and our agreements with these clients have remaining terms of one to five years.

WE MUST MAKE SIGNIFICANT CAPITAL INVESTMENTS IN ORDER TO ATTRACT AND RETAIN LARGE OUTSOURCING AGREEMENTS. THESE INVESTMENTS MAY BECOME IMPAIRED IF OUR CLIENTS' FINANCIAL CONDITION DETERIORATES.

     We must make significant capital investments in order to attract and retain large outsourcing agreements. We sometimes must purchase assets such as computing equipment and purchased software, assume financial obligations such as computer lease and software maintenance obligations, make investments in securities issued by clients, incur capital expenditures or incur expenses necessary to provide outsourcing services to a client. We cannot guarantee that we will be able to finance and properly evaluate these assets and investments. We record these investments and asset purchases at fair market value. We record the remainder of the purchase amount as intangible assets, which are then amortized over the term of each contract. The termination of a client contract or the deterioration of the financial condition of a client has in the past, and may in the future result, in an impairment of the net book value of the assets recorded.

COMPETITION IN OUR MARKETS COULD FORCE US TO LOWER PRICES OR CAUSE US TO LOSE BUSINESS TO OUR COMPETITORS.

     We cannot guarantee that we will be able to compete successfully in the future. We expect to encounter additional competition as we address new markets and as the computing and communications markets converge. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, and results of operations will be materially and adversely affected. Our markets are intensely competitive and highly fragmented. Our market share represents a small percentage of the total technology services market. Our clients' requirements and the technology available to satisfy those requirements continually change. Our principal competitors include Electronic Data Systems Corporation, First Health, Unisys, Maximus, FYI, Inc., National Processing Company, IBM Global Services, Computer Sciences Corporation and several other national, regional and local competitors. Many of our competitors have greater financial, technical, and operating resources and a larger client base than we do. They may be able to use their resources to adapt more quickly to new or emerging technologies or to devote greater resources to the promotion and sale of their products and services. Many of our largest competitors have a greater international presence than us and offer a broader range of services. In addition, we must frequently compete with a client's own internal information technology capability, which may constitute a fixed cost for the client.

WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY, WHICH COULD HURT OUR FUTURE GROWTH AND FINANCIAL CONDITION.

     We intend to continue to expand our business through acquisitions of companies. Through acquisitions, we intend to expand our geographic presence, to expand the products and services we offer to existing clients and to enter new markets. Since our inception in June 1988 through December 31, 2000, we have completed 52 acquisitions. Approximately one-half of our revenue growth during the five years ended June 30, 2000 was due to acquisitions. We regularly evaluate potential acquisition candidates. Risks that we may encounter in our acquisitions include:

     - higher acquisition prices due to increased competition for acquisitions;

     - fewer suitable acquisition candidates at acceptable prices;

     - insufficient capital resources for acquisitions;

     - inability to successfully integrate or operate acquired companies;

     - loss of key management and other employees of acquired companies; and

     - departure of key clients of acquired companies.

     Although we have not experienced the problem to date, governmental and regulatory constraints could prevent some acquisitions in the future. We cannot assure you that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical growth rates. If our acquisition strategy fails, our business, financial condition and results of operations could be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGES REQUIRE US TO COMMIT SUBSTANTIAL RESOURCES AND COULD AFFECT OUR ABILITY TO ATTRACT AND RETAIN CLIENTS.

     The markets for our information technology services are subject to rapid technological changes and rapid changes in client requirements. To compete, we commit substantial resources to operating multiple hardware platforms, to customizing third-party software programs and to training client personnel and our personnel in the use of new technologies. Information processing is shifting toward client-server and web-based systems, in which individual computers or groups of personal computers and mid-range systems replace mainframe systems. This trend could adversely affect our business and financial results. Future hardware and software products may be able to process large amounts of data more cost-effectively than existing mainframe platforms which we use in much of our business.

     We have committed substantial resources to developing outsourcing solutions for these distributed computing environments, but we cannot guarantee that we will be successful in customizing products and services that incorporate new technology on a timely basis. We also cannot guarantee that we will continue to be able to deliver the services and products demanded by the marketplace.

OUR RELIANCE ON SIGNIFICANT SOFTWARE VENDOR RELATIONSHIPS COULD RESULT IN SIGNIFICANT EXPENSE OR INABILITY TO SERVE OUR CLIENTS IF WE LOSE THESE RELATIONSHIPS.

     Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. We may not be able to replace them with alternative vendors. If our significant software vendors assert claims against us for infringement of intellectual property rights or other claims of breach of our contracts with them, or if they attempt to re-price our licenses or require us to cure a claimed breach under a license agreement, we could be required to expend significant resources to resolve these matters. If our significant vendors were to terminate or refuse to renew our contracts with them, we might not be able to replace the related software programs and would be unable to serve our clients. As a result our business would be materially adversely affected.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS THAT CREATE UNCERTAIN REVENUE STREAMS THAT COULD DECREASE OUR REVENUES AND PROFITABILITY.

     Some of our contracts with clients permit termination in the event our performance is not consistent with service levels specified in those contracts. Some of our government clients can terminate their contracts for any reason or no reason. Our clients' ability to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, our reputation in the industry may suffer, which could also materially and adversely affect our business, financial condition, and results of operations.

     Some of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Many of our technology outsourcing and business process outsourcing contracts provide for credits for our clients if we fail to achieve specific contract standards. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In these situations, we could incur significant unforeseen costs or financial penalties in performing the contract.

     Technology costs have been dropping for many years and are continuing to do so due in large part to hardware technology advances. New contracts are generally priced at lower unit rates than historical contracts. We sometimes renegotiate client contracts in advance of the scheduled expiration date and will lower our charges in return for other contractual considerations. If we are not able to lower our technology costs to keep up with market rates, then our business, financial condition, and results of operations could be adversely affected.

WE HAVE RISKY INVESTMENTS IN SOME SMALL TECHNOLOGY COMPANIES WHO ARE IN VARIOUS STAGES OF DEVELOPMENT.

     We have made investments in, and have received equity and/or debt of, various development-stage or emerging technology companies. We anticipate that we may continue to periodically make other investments in similar companies. We are generally a passive investor in such companies and have little or no control in their development and management. We cannot guarantee that we have properly evaluated these companies and investments, or that we will be able to do so in the future. These investments are risky and illiquid, and we may lose some or all of the amount we have invested. The failure of any of these companies to develop or effectively execute its business plan may result in an impairment of the net book value of the assets recorded.

FAILURE TO PROPERLY MANAGE OUR OPERATIONS AND OUR GROWTH COULD HURT OUR ABILITY TO SERVICE OUR EXISTING CLIENTS, AND COULD IMPEDE OUR ABILITY TO ATTRACT NEW BUSINESS.

     We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients' needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly integrate acquired operations with vendors' systems could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition and results of operations could be materially and adversely affected.

OUR GOVERNMENT CONTRACTS ALLOW FOR TERMINATION AT ANY TIME WITHOUT CAUSE AND CONTAIN EXTENSIVE AUDIT RIGHTS, EITHER OF WHICH COULD HURT OUR REVENUES AND PROFITS.

     Loss or termination of one or more large government contracts could have a material adverse effect on our business and financial results. Approximately one-third of our revenue in fiscal 2000 was derived from contracts with the United States government or its agencies. We have over 103 active prime contracts and numerous active subcontracts with the United States government or its agencies. The largest of these contracts accounted for approximately 7% of our revenue for fiscal 2000 and fiscal 1999. Government contracts, by their terms, generally can be terminated for convenience by the government. This means that the government may terminate the contract at any time, without cause. In some instances, we will receive compensation only for the services provided or costs incurred at the time of termination. Many of our government contracts contain base periods of one or more years, as well as one or more option periods that may cover more than half of the potential contract duration. The government generally has the right not to exercise the renewal option periods. Its failure to exercise option periods could curtail the contract term of some of our government contracts. The government's termination of, or failure to exercise option periods for, significant government contracts could have a material adverse effect on our business and financial results.

     Government contracts are generally subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor's performance on its contracts, as well as its pricing practices, its cost structure, and its compliance with applicable laws, regulations and standards. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable. If already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. In recent years, the government has substantially increased the personnel and resources it devotes to audits and investigations and has encouraged auditors and investigators to emphasize the detection of fraud or improper activities. We believe that this high level of industry scrutiny will continue for the foreseeable future. The government could subject us to similar scrutiny in the future. Any resulting penalties or sanctions could have a material adverse effect on our business and financial results.

FEDERAL REGULATIONS RELATING TO CONFIDENTIALITY OF HEALTH DATA COULD REQUIRE US TO MAKE SIGNIFICANT EXPENDITURES FOR NEW TECHNOLOGY AND SUBJECT US TO INCREASED COMPLIANCE RISKS.


     In 1996, Congress passed the Healthcare Insurance Portability and Accountability Act ("HIPAA") which required the Secretary of Health and Human Services ("HHS") to establish standards for information sharing, security and confidentiality with regard to health data of individuals. In December 2000, HHS published its final health data privacy regulations which became effective in April 2001 and must be complied with by April 14, 2003. These regulations restrict the use and disclosure of personally identifiable health information without the prior informed consent of the patient. HHS has not yet issued final rules on most of the other provisions under HIPAA and has yet to issue proposed rules on other provisions. The final rules, if and when issued, may differ from the proposed rules. We cannot predict the potential impact of the final rules or the rules that have not yet been proposed. In addition, other federal or state privacy legislation may be enacted at any time.

     These laws or regulations, when adopted, could restrict our ability to obtain, use, process or disseminate the personally identifiable health information of our employees and the employees of our processing clients. We process personally identifiable health data for many of our clients. In connection with our services we and our clients will be required to comply with HIPAA. We may be required to implement new technology and security features to protect the privacy and integrity of such health data. Our compliance with these new laws or regulations could require significant expenditures on our part. Expenditures necessary for our own internal HIPAA compliance will not be directly chargeable to our clients.

     While we believe that our compliance efforts undertaken on behalf of our clients will result in an increase in our charges to such clients, we cannot guarantee that such increases will occur. Furthermore, HIPAA subjects us in certain instances, as a service provider, to liability and monetary penalties for failure to comply with HIPAA when processing personally identifiable health data maintained by our clients. If we fail to comply with HIPAA in connection with such processing services, we could incur liability under these provisions.

OUR HIGH TURNOVER OF TECHNICALLY SKILLED EMPLOYEES REQUIRES THAT WE DEVOTE SUBSTANTIAL RESOURCES TO ATTRACT AND RETAIN THEM. THE FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL AND SKILLED MANAGEMENT COULD HURT OUR ABILITY TO GROW AND MANAGE OUR BUSINESS.

     Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected. Competition for personnel is intense in the information technology services industry, and recruiting and training personnel requires substantial resources. We must continue to grow internally by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training these personnel require substantial resources. Despite increasing our expenditures to hire and retain a technically-skilled workforce, our business still experiences significant turnover. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee could have an adverse effect on our business, financial condition and results of operations and prospects. Other than with Darwin Deason, we have not entered into employment agreements with any of our key personnel, although we have entered into severance agreements with certain of our executive officers and we may in the future enter into employment agreements with our key personnel.

DARWIN DEASON HAS SUBSTANTIAL CONTROL OVER OUR COMPANY AND CAN AFFECT VIRTUALLY ALL DECISIONS MADE BY OUR STOCKHOLDERS.

     Darwin Deason, our Chairman of the Board, beneficially owns 3,299,686 shares of Class B Common Stock and 2,504,174 shares of Class A Common Stock as of March 1, 2001. Mr. Deason controls approximately 45% of the total voting power of ACS (based on total shares of common stock outstanding as of March 1, 2001). As a result, Mr. Deason has the requisite voting power to significantly affect virtually all decisions made by ACS and our stockholders, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring shareholder approval. Mr. Deason serves as the one-person nominations committee to our Board of Directors and thus recommends management's slate of directors to be proposed by the Board to our shareholders. In the spring of 1999, Mr. Deason was succeeded by Jeffrey A. Rich as Chief Executive Officer. Mr. Deason has an employment contract including severance arrangements, which has an expiration date of May 2004, and is annually renewable thereafter.

LEGAL PROCEEDINGS, INCLUDING A $17 MILLION JUDGMENT, COULD RESULT IN MATERIAL CHARGES AGAINST EARNINGS.

     On December 16, 1998, a state district court in Houston, Texas entered final judgment against us in a lawsuit brought by twenty-one former employees of Gibraltar Savings Association and/or First Texas Savings Association (collectively, "GSA/FTSA"). The GSA/FTSA employees alleged that they were entitled to the value of 401,541 shares of our stock pursuant to options issued to the GSA/FTSA employees in 1988 in connection with a former data processing services agreement between GSA/FTSA and us. The judgment against us was for approximately $17,000,000, which includes attorneys' fees and pre-judgment interest, but excludes additional attorneys' fees of approximately $850,000 which could be awarded in the event the plaintiffs are successful upon appeal and final judgment. We continue to believe that we have meritorious defenses to all or a substantial portion of the plaintiffs' claims. We filed our appeal of the judgment on March 15, 1999 and are vigorously pursuing the appeal. The plaintiffs also filed a notice of appeal and are pursuing their appeal. Should the proceedings not be favorably resolved on appeal, we would be subject to a charge equal to the amount of any final judgment, fees and interest awarded in favor of the plaintiffs.

     Government contracts are subject to review and audit by various governmental authorities in the normal course of our business. Cost audits have been completed through fiscal 1998 for a majority of the federal government business operations. In management's opinion, any such reviews and the results of cost audits for subsequent fiscal years will not have a material effect on our financial position or results of operations.

     We are subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of business. Although we cannot predict the outcomes of these legal proceedings, management does not believe these actions, in the aggregate, will have a material adverse effect on our financial position, results of operations or liquidity.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY THINK ARE IN THEIR BEST INTERESTS.

     Some provisions in our certificate of incorporation and bylaws could also delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving our capital stock. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of our Class A Common Stock. Among other things, these provisions:

     - require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;

     - require an 80% vote of the stockholders to amend some provisions of our bylaws;

     - permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;

     - authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;

     - authorize our Board of Directors to issue Class B Common Stock, which shares are entitled to ten votes per share;

     - permit directors to be removed, with or without cause, only by a vote of at least 80% of the combined voting power; and

     - specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

     In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock.

     We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of our company.

     Further, we have entered into severance agreements with certain of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal. Finally, Mr. Deason's ownership of approximately 45% of the voting power of our capital stock could have the effect of delaying, deterring or preventing a takeover of our company. See "-- Darwin Deason has substantial control over our company and can affect virtually all decisions made by our stockholders" for additional information about Mr. Deason's ownership.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS TO DEFEND THE CLAIMS, CHANGE OUR SERVICES, PURCHASE NEW LICENSES OR REDESIGN OUR USE OF CHALLENGED TECHNOLOGY.

     We and other companies in our industry rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims.

     In addition, if any of our vendors' infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. We are not currently involved in any material intellectual property litigation, but could be in the future to protect our trade secrets or know-how, or to defend ourselves or our clients against alleged infringement claims.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF CLASS A COMMON STOCK FOR SALE COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DROP.

     There is a substantial number of shares of our Class A Common Stock that may be issued and subsequently sold upon exercise of employee stock options, and upon conversion of our Class B Common Stock, our 4% convertible subordinated notes and the notes covered by this prospectus. The sale or issuance of additional shares of Class A Common Stock following this offering could adversely affect the prevailing market price of the Class A Common Stock. See "Description of Capital Stock" for a description of these shares.

WE MAY, IN THE FUTURE, BE EXPOSED TO RISKS RELATED TO INTERNATIONAL OPERATIONS WHICH COULD INCREASE OUR COSTS AND HURT OUR BUSINESS.

     We currently have limited operations in many countries around the world but may increase our international presence in the future. Risks that affect international operations include:

     - fluctuations in currency exchange rates;

     - complicated licensing and work permit requirements;

     - variations in the protection of intellectual property rights;

     - restrictions on the ability to convert currency; and

     - additional expenses and risks inherent in conducting operations in geographically distant locations, with clients speaking different languages and having different cultural approaches to the conduct of business.

THE PRICE OF OUR COMMON STOCK AND THEREFORE THE PRICE OF OUR NOTES MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.


     The market price for our Class A Common Stock has been and may continue to be volatile. For example, during the 52-week period ended April 30, 2001, the closing prices of our Class A Common Stock as reported on the New York Stock Exchange ranged from a high of $72.00 to a low of $32.56. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     - actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations or new products or services by us or our competitors;

     - announcements relating to strategic relationships or acquisitions;

     - changes in financial estimates or other statements by securities analysts;

     - changes in general economic conditions;

     - conditions or trends affecting the outsourcing industry; and

     - changes in the economic performance and/or market valuations of other information technology companies.

     Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price and therefore the price of our notes could decline as a result.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public's perception of information technology companies could depress our stock price regardless of our operating results.

THE NOTES RANK BELOW OUR SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     The notes are unsecured and subordinated in right of payment to all of our senior debt. Because the notes are subordinate to our senior debt, if we experience:

     - a bankruptcy, liquidation or reorganization;

     - an acceleration of the notes due to an event of default under the Indenture; or

     - other specified events;

we are permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.


     The notes are our obligations exclusively. The Indenture for the notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying what we owe under the notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities. As of March 31, 2001, we had senior debt outstanding of approximately $167 million, and our subsidiaries had approximately $270 million of outstanding liabilities, excluding intercompany liabilities. From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.


WE MAY BE UNABLE TO REPAY OR REPURCHASE THE NOTES.

     At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if we experience a change in control, as defined in "Description of the Notes -- Repurchase at Option of Holders Upon a Change in Control," each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the Indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of Class A Common Stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the Indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the Indenture would, absent a waiver, prohibit any repayment or repurchase of the notes until we pay the senior debt in full.

THERE MAY BE NO PUBLIC MARKET FOR THE NOTES, OR IF THERE IS ONE, WE CANNOT ENSURE THAT IT WILL CONTINUE FOR ANY PERIOD OF TIME.

     Prior to offering the notes, there was no trading market for the notes. Although the initial purchasers advised us that they currently intend to make a market in the notes, the initial purchasers are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

OTHER RISKS, UNKNOWN OR IMMATERIAL TODAY, MAY BECOME KNOWN OR MATERIAL IN THE FUTURE.

     We have attempted to identify material risk factors currently affecting our business and company. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues or profitability.


                       RATIO OF EARNINGS TO FIXED CHARGES



                                   NINE MONTHS ENDED
   FISCAL YEAR ENDED JUNE 30,       MARCH 31, 2001
--------------------------------   -----------------
1996   1997   1998   1999   2000
----   ----   ----   ----   ----
4.1    3.9    3.7    4.2    4.6           5.3


     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.

                                USE OF PROCEEDS

     All of the notes and the shares of our Class A Common Stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our Class A Common Stock issuable upon conversion of the notes.

                              DESCRIPTION OF NOTES

     We issued the notes under a document called the "Indenture." The Indenture is a contract between us and U.S. Trust Company of Texas, N.A., as Trustee. Because this section is a summary, it does not describe every aspect of the notes and the Indenture that may be important to you, and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture. In this section, we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. You should read the Indenture itself for a full description of the terms of the notes. Wherever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "ACS," "we," "our" or "us" refer solely to Affiliated Computer Services, Inc. and not its subsidiaries.

GENERAL

     The notes are general, unsecured obligations of ACS. The notes are subordinated, which means that they rank behind certain of our indebtedness as described below. The notes are limited to $316,990,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on February 15, 2006. The notes bear interest at the rate of 3.50% per annum. Interest is computed on the basis of a 360-day year of twelve thirty-day months. We will pay interest on the notes on February 15 and August 15 of each year, commencing on August 15, 2001.

     A holder of notes may convert the notes into shares of our Class A Common Stock initially at the conversion rate of 11.5117 shares per $1,000 in principal amount of the notes at any time before the close of business on February 15, 2006, unless the notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.


     We may redeem the notes at our option at any time on or after February 18, 2004, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption by ACS," plus accrued and unpaid interest to the redemption date. If there is a Change in Control of ACS, you may have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change in Control."


FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes are issued:

     - only in fully registered form,

     - without interest coupons, and

     - in denominations of $1,000 and greater multiples.

     The notes are evidenced by one or more global notes which were deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global notes and any notes issued in exchange for any global note are subject to restrictions on transfer and will bear the legend regarding those restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of any global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes; or

     - an Event of Default with respect to the notes represented by the global notes has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global notes will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes, and as a result:

     - a holder of notes cannot get notes registered in its name if they are represented by a global note;

     - a holder of notes cannot receive certificated (physical) notes in exchange for its beneficial interest in the global notes;

     - a holder of notes will not be considered to be the owner or holder of a global note or any note it represents for any purpose; and

     - all payments on the global notes will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in a global note to these types of purchasers.

     Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in a global note. The only place where the ownership of beneficial interests in a global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global notes, as well as any payment of Liquidated Damages (as described below under "-- Registration Rights"), in respect of the notes, to Cede, the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.


     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by a global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the account of customers registered in "street name."


     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. We and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the Trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS


     A holder of notes may, at its option, convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our Class A Common Stock at any time prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased, at a conversion rate of 11.5117 shares of Class A Common Stock per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $86.87. The right of a holder of notes to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day prior to the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.


     A holder of notes may convert all or part of any note by delivering the note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, the City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of our Class A Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the Trustee to the conversion agent for delivery to the holder. The shares of our Class A Common Stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our Class A Common Stock.

     If a holder of notes surrenders a note for conversion on a date that is not an Interest Payment Date, the holder will not be entitled to receive any interest for the period from the next preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except notes (or portions thereof) called for redemption on a redemption date or to be repurchased on the repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any Regular Record Date (as defined below under "-- Payment and Conversion") but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of the note on such Regular Record Date.

     No other payment or adjustment for interest, or for any dividends in respect of our Class A Common Stock, will be made upon conversion. Holders of our Class A Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of our Class A Common Stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our Class A Common Stock at the close of business on the conversion date.

     A holder of notes will not be required to pay any taxes or duties relating to the issue or delivery of our Class A Common Stock on conversion but will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our Class A Common Stock in a name other than that of the holder. Certificates representing shares of our Class A Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends (and other distributions) payable in our Class A Common Stock on shares of our capital stock;

     - the issuance to all holders of our Class A Common Stock of rights, options or warrants entitling them to subscribe for or purchase our Class A Common Stock at less than the then Current Market Price of such Class A Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

     - subdivisions, combinations and reclassifications of our Class A Common Stock;

     - distributions to all holders of our Class A Common Stock of evidences of indebtedness of ACS, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations as discussed below);

     - distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of our Class A Common Stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 12 month period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our Class A Common Stock concluded within the preceding 12 month period in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the Current Market Price per share of the Class A Common Stock on the record date for such distribution and the number of shares of Class A Common Stock then outstanding); and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our Class A Common Stock which involves an aggregate consideration that, together with any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our Class A Common Stock expiring within the 12 month period preceding the expiration of such tender offer in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     In case of any consolidation or merger of ACS with or into another entity or any merger of another entity into ACS (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our Class A Common Stock), or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A Common Stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, if our Board of Directors determines that the increase would be in our best interest. The Board of Directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our Class A Common Stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control as defined below.


     We may also increase the conversion rate for the remaining term of the notes or any shorter period in order to avoid or diminish any income tax to any holders of shares of Class A Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of ACS, but generally not stock dividends on Class A Common Stock or rights to subscribe for Class A Common Stock, and, pursuant to the adjustment provisions of the Indenture, the conversion price (as defined in the Indenture) of the notes is reduced, that reduction may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Summary of Certain United States Federal Income Tax Considerations
 -- Constructive Dividends on Notes."


SUBORDINATION


     The notes are subordinated and, as a result, the payment of the principal, any premium and interest (including Liquidated Damages) on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Indebtedness, of all of our Senior Indebtedness. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On March 31, 2001, we had approximately $167 million outstanding Senior Indebtedness and the aggregate amount of liabilities of our subsidiaries was approximately $270 million, excluding intercompany liabilities.


     "Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

     - our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

     - all of our obligations for money borrowed;

     - all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

     - our obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

     - all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

     - all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

     - all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

     - all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

     - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

     Senior Indebtedness will not include the notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

     We may not make any payment on account of principal, premium or interest (including Liquidated Damages, if any of the notes or any shares of Class A Common Stock issued on conversion therein), or redemption or repurchase of the notes, if either of the following occurs:

     - we default in our obligations to pay principal, premium, interest or other amounts on our Senior Indebtedness, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

     - any other default occurs and is continuing on any Designated Senior Indebtedness (as defined below) and (1) the default permits the holders of the Designated Senior Indebtedness to accelerate its maturity and (2) the Trustee has received a notice (a "Payment Blockage Notice") of the default from ACS, the holder of such debt or such other person permitted to give such notice under the Indenture.

     If payments of the notes have been blocked by a payment default on Senior Indebtedness, payments on the notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or (2) 179 days after the Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated.

     No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the Trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Indebtedness has blocked payment on the notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

     - 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     - all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

     "Designated Senior Indebtedness" means our obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party), whether or not executed contemporaneously with the incurrence of such Senior Indebtedness, expressly provides that such indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture. The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

     In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Indebtedness must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness are likely to recover more, ratably, than you are, and you will be likely to experience a reduction or elimination of payments on the notes.

     Further, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of ACS to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that ACS itself is recognized as a creditor of such subsidiary, in which case the claims of ACS would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by ACS.

     The Indenture does not limit our ability to incur Senior Indebtedness or our ability or the ability of our subsidiaries to incur any other indebtedness.

OPTIONAL REDEMPTION BY ACS

     On or after February 18, 2004, we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30 but no more than 60 days notice to you. Promptly after giving such notice, we will make a public announcement thereof by release made to Reuters Economic Services and Bloomberg Business News.

     The redemption price, expressed as a percentage of principal amount, is as follows for the periods set forth below:

                                                             REDEMPTION
YEAR                                                           PRICE
----                                                         ----------
February 18, 2004 to February 14, 2005.....................   101.40%
February 15, 2005 to February 14, 2006.....................   100.70%

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

     No sinking fund is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

PAYMENT AND CONVERSION

     We will make all payments of principal and interest on registered notes by U.S. dollar check drawn on an account maintained at a bank in The City of New York. If a holder of notes holds registered notes with a face value greater than $2,000,000, at the request of the holder we will make payments of principal or interest to the holder by wire transfer to an account maintained by the holder at a bank in The City of New York. Payment of any interest on the notes will be made to the person in whose name a note, or any predecessor note, is registered at the close of business on the February 1 or the August 1 (whether or not a business day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). If a holder of notes holds registered notes with a face value in excess of $2,000,000 and the holder would like to receive payments by wire transfer, the holder will be required to provide the Trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our agents or the Trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in a global note, or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.


     Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights."


     We have initially appointed the Trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the Indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and a holder of notes will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control as defined below occurs, a holder of notes will have the right, at its option, to require us to repurchase all of its notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased plus interest accrued to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our Class A Common Stock valued at 95% of the average of the closing prices of our Class A Common Stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our Class A Common Stock if we satisfy conditions provided in the Indenture.

     Within 30 days after the occurrence of a Change in Control, we are obligated to give to the holders of notes notice of the Change in Control and of the repurchase right arising as a result of the Change in Control and to make a public announcement thereof by release made to Reuters Economic Services and Bloomberg Business News. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of the holders exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A Change in Control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

          (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than (i) an acquisition by us, any of our subsidiaries or any of our employee benefit plans or (ii) any such acquisition by Mr. Darwin Deason, the Deason International Trust or any person controlled by Mr. Deason or the Deason International Trust, so long as any such acquisition does not result, directly or indirectly, in a "going private transaction" within the meaning of the Exchange Act; or

          (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

          - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of our Class A Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

          - which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Class A Common Stock solely into shares of Class A Common Stock of the surviving entity.

     However, a Change in Control will not be deemed to have occurred if either:

     - the closing price per share of our Class A Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

     - all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the notes become convertible into such common stock.

     For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder to require us to repurchase its notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.


     Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in or cause an event of default under, or be prohibited or limited by, the terms of our Senior Indebtedness. The terms of our credit facility prohibit the prepayment of any principal of, or interest on, the notes, except exchanges of the notes for other notes, conversions of the notes into our equity that is not mandatorily redeemable and up to $3 million in cash redemptions. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. Although we have the right to repurchase the notes with our Class A Common Stock, subject to certain conditions, we cannot assure the holders of notes that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under our Senior Indebtedness. See "-- Subordination."


MERGERS AND SALES OF ASSETS

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person unless:

     - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia;

     - if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the Indenture; and

     - immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture:

     - we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the Indenture;

     - we fail to pay any interest, including any Liquidated Damages, on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the Indenture;

     - we fail to provide notice of a Change in Control, whether or not such notice is prohibited by the subordination provisions of the Indenture;

     - we fail to perform any other covenant in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture;

     - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by us in an aggregate principal amount in excess of

       $25,000,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the Indenture; and

     - certain events of bankruptcy, insolvency or reorganization involving us.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the Trustee. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.


     If an Event of Default (other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to us) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to us occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the Trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver."


     A holder of notes will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless:

     - the holder gives the Trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the Trustee to institute proceedings; and

     - the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of notes for the enforcement of payment of the principal of, premium, if any, or interest, including Liquidated Damages, on the holder's note on or after the respective due dates expressed in its note or the holder's right to convert its note in accordance with the Indenture.

     We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least
66 2/3% in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, or any premium or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     - change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify our obligation to maintain an office or agency in New York City;

     - modify the subordination provisions in a manner that is adverse to the holders of the notes;

     - adversely affect the right to convert the notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and Class A Common Stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the Indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

     The holders either through written consent of a majority in aggregate principal amount of the outstanding notes or by the adoption of a resolution, at a meeting of holders of the outstanding notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of notes represented at such meeting may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest which has not been cured or in respect of a provision which cannot be modified or amended without the consent of all the holders affected.

REGISTRATION RIGHTS

     The registration statement of which this prospectus forms a part has been filed under the terms of a Registration Rights Agreement, which we entered into with the initial purchasers of the notes. In the Registration Rights Agreement we agreed, for the benefit of the holders of the notes and the shares of Class A Common Stock issuable upon conversion of the notes (together, the "Registrable Securities") that we would, at our expense:

     - file with the SEC, within 90 days after the date the notes were originally issued, a shelf registration statement covering resales of the Registrable Securities;

     - use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes were originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 90 days in limited circumstances; and

     - use our reasonable efforts to keep effective the shelf registration statement until two years after the date the notes were issued or, if earlier, until there are no outstanding Registrable Securities (the "Effectiveness Period").

     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of Registrable Securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. Following the effectiveness of the registration statement of which this prospectus forms a part, we will provide to each holder of Registrable Securities copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

     We may, upon written notice to all the holders of Registrable Securities, postpone having the shelf registration statement declared effective, in each case, for a reasonable period not to exceed 90 days if we in good faith reasonably believe that we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, damages ("Liquidated Damages") will accrue on the notes (or on the Class A Common Stock into which any notes have been converted) if either of the following events ("Registration Defaults") occurs:

     - on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

     - on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

     In that case, Liquidated Damages will accrue on the Registrable Securities from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the Liquidated Damages began to accrue. Liquidated Damages for any day accrue either on the principal amount of the notes or based on the then current conversion price of Class A Common Stock issuable upon conversion of the notes.

     The rates at which Liquidated Damages will accrue will be as follows:

     - 0.25% of the principal amount (or the conversion price) per annum to and including the 90th day after the Registration Default; and

     - 0.50% of the principal amount (or the conversion price) per annum from and after the 91st day after the Registration Default.

     In addition, Liquidated Damages will accrue if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive during any 90-day period; or

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     In either event, we will pay Liquidated Damages at a rate of 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period. The Liquidated Damages will continue to accrue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of Registrable Securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

     - the date the Effectiveness Period expires.

     A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification provisions.

     We will mail the Notice and Questionnaire to the holders of Registrable Securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective (the "Effective Time").

     No holder of Registrable Securities will be entitled to be named as a selling security holder in the shelf registration statement as of the Effective Time, and no holder of Registrable Securities will be entitled to use this prospectus for offers and resales of Registrable Securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us by the deadline for response set forth in the Notice and Questionnaire. Holders of Registrable Securities will, however, have at least 28 calendar days from the date on which the Notice and Questionnaire is first mailed to them to return a completed and signed Notice and Questionnaire to us.

     Beneficial owners of Registrable Securities who have not returned a Notice and Questionnaire by the questionnaire deadline described above may receive another Notice and Questionnaire from us upon request. Following our receipt of a completed and signed Notice and Questionnaire, we will include the Registrable Securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

     We agreed in the Registration Rights Agreement to use our reasonable efforts to cause the shares of Class A Common Stock issuable upon conversion of the notes to be listed on the New York Stock Exchange or other stock exchange or trading system on which shares of Class A Common Stock primarily trade on or prior to the effectiveness of the shelf registration statement.

     This summary of certain provisions of the Registration Rights Agreement may not contain all the information important to the holders of notes. We will provide holders of notes a copy of the Registration Rights Agreement upon request.

NOTICES

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Such notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

     If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue up to 500,000,000 shares of Class A Common Stock, $.01 par value, up to 14,000,000 shares of Class B Common Stock, $.01 par value, and up to 3,000,000 shares of preferred stock, $1.00 par value. As of March 31, 2001, we had issued and outstanding 46,741,598 shares of Class A Common Stock held by 519 stockholders of record, 3,299,686 shares of Class B Common Stock held by one holder of record, and no shares of preferred stock. As of December 31, 2000, 5,521,984 shares of Class A Common Stock were subject to outstanding options. In addition, up to 5,391,936 shares of Class A Common Stock could be issued upon conversion of our 4% convertible subordinated notes due March 15, 2005 in the aggregate principal amount of $230 million at a conversion price of $42.66 per share (equivalent to a conversion rate of 23.4432 shares per $1,000 principal amount of 4% notes), and 3,299,686 shares of Class A Common Stock could be issued upon conversion of all outstanding shares of Class B Common Stock.


     The relative rights and limitations of the Class A Common Stock and the Class B Common Stock, as well as our preferred stock, are summarized below. We refer you to the certificate of incorporation and the bylaws, copies of which have been filed as exhibits to our reports or registration statements filed with the Securities and Exchange Commission, for the complete terms of our capital stock.

PREFERRED STOCK

     Our Board of Directors has the authority, without further action by the stockholders, to:

     - issue up to 3,000,000 shares of preferred stock in one or more series;

     - fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock; and

     - fix the number of shares constituting any series and the designations of the series.

     The issuance of preferred stock could adversely affect the voting power of the holders of Class A Common Stock and the likelihood that holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  Voting Rights

     Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders. Neither class of our common stock has cumulative voting rights.

  Conversion

     Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at any time, at the option of and without cost to the stockholder, into one share of Class A Common Stock upon surrender to our transfer agent of the certificate or certificates evidencing the Class B Common Stock to be converted, together with a written notice of the election of a stockholder to convert shares into Class A Common Stock. Shares of Class B Common Stock will also be automatically converted into shares of Class A Common Stock on the occurrence of events described below. Once shares of Class B Common Stock are converted into shares of Class A Common Stock, the shares may not be converted back into Class B Common Stock.

  Restrictions on Transfer of Class B Common Stock

     No person or entity holding shares of Class B Common Stock may transfer the shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a permitted transferee (as described below). In the case of a Class B holder who is a natural person and the beneficial owner of shares of Class B Common Stock to be transferred, a permitted transferee consists of:

     - the Class B holder's spouse; provided, however, that upon divorce any Class B Common Stock held by the spouse shall automatically be converted into Class A Common Stock;

     - any lineal descendant of any great-grandparent of the Class B holder, including adopted children, and the descendant's spouse (the descendants and their spouses, together with the Class B holder's spouse, are referred to as "family members");

     - the trustee of a trust for the sole benefit of the Class B holder or any of the Class B holder's family members;

     - any charitable organization established by the Class B holder or any of the Class B holder's family members;

     - any partnership made up exclusively of the Class B holder and any of the Class B holder's family members or any corporation wholly-owned by the Class B holder and any of the Class B holder's family members; provided that, if there is any change in the partners of the partnership or in the stockholders of the corporation that would cause the partnership or corporation no longer to be a permitted transferee, any Class B Common Stock held by the partnership or corporation shall automatically be converted into Class A Common Stock;

     - in the case of a Class B holder that is a partnership or corporation, (1) the partnership's partners or the corporation's stockholders, as the case may be, (2) any transferor to the partnership or corporation of shares of Class B Common Stock after the record date of the initial distribution of Class B Common Stock and (3) successors by merger or consolidation;

     - in the case of a Class B holder that is an irrevocable trust on the record date of the distribution of Class B Common Stock, (1) successor trustees of the trust, (2) any person to whom or for whose benefit principal or income may be distributed under the terms of the trust or any person to whom the trust may be obligated to make future transfers, provided the obligation exists prior to the date the trust becomes a holder of Class B Common Stock and (3) any family member of the creator of the trust; and

     - in the case of a Class B holder that is any trust other than an irrevocable trust on the date of the distribution of Class B Common Stock, (1) successor trustees of the trust and (2) the person who established the trust and the person's permitted transferees.

     Upon the death or permanent incapacity of any Class B holder, the holder's Class B Common Stock shall automatically be converted into Class A Common Stock. All shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on the ninetieth day after the death of Darwin Deason or upon the conversion by Mr. Deason of all Class B Common Stock beneficially owned by Mr. Deason into shares of Class A Common Stock.

     Subject to compliance with applicable securities laws, shares of Class B Common Stock are freely transferable among permitted transferees, but any other transfer of Class B Common Stock will result in its automatic conversion into Class A Common Stock. The restriction on transfers of shares of Class B Common Stock to other than a permitted transferee may preclude or delay a change in control of our capital stock.

  Dividends and Liquidation Rights

     The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as the Board of Directors may from time to time determine. Upon liquidation and dissolution of ACS, the holders of Class A Common Stock and Class B Common Stock are entitled to receive all assets available for distribution to stockholders.

  Other Rights

     The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

RIGHTS AGREEMENT

     On August 5, 1997, we entered into a rights agreement and authorized and declared a dividend distribution of one right for each share of Class A Common Stock and one right for each share of Class B Common Stock, each as outstanding at the close of business on August 25, 1997. Class A Common Stock and Class B Common Stock issued after August 25, 1997 will be issued with an associated right. Each right entitles the registered holder to purchase from us one share of Class A Common Stock at an exercise price of $150.00 per share, subject to adjustment from time to time.

SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and the Class A Common Stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

     We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder (the "Treasury Regulations"), and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and to different interpretations. This summary applies to you only if you hold the notes and Class A Common Stock as capital assets for United States federal income tax purposes. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

     - a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company,

     - a broker or dealer in securities or foreign currency,

     - a person that has a functional currency other than the U.S. dollar,

     - a partnership or other flow-through entity,

     - a subchapter S corporation,

     - a person subject to alternative minimum tax,

     - a person who owns the notes or Class A Common Stock as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction or other risk-reduction transaction,

     - a tax-exempt entity,

     - a person who has ceased to be a United States citizen or to be taxed as a resident alien, or

     - a person who acquires the notes or Class A Common Stock in connection with his or her employment or other performance of services.

     In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought any ruling from the Internal Revenue Service (the "IRS"), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the notes and Class A Common Stock.

     INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

IN GENERAL

     The notes should be treated as indebtedness for federal income tax purposes, and this summary assumes that the notes will be so treated by the IRS.

     The discussion below applies to those beneficial owners of the notes or Class A Common Stock who, for federal income tax purposes, are:

     - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws,

     - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury Regulations,

     - an estate the income of which is subject to federal income taxation regardless of its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and if such status is not overridden under the provisions of an applicable tax treaty.

PAYMENT OF INTEREST

     All of the notes bear interest at a stated fixed rate. You generally must include this stated interest in your gross income as ordinary interest income:

     - when you receive it, if you use the cash method of accounting for federal income tax purposes, or

     - when it accrues, if you use the accrual method of accounting for federal income tax purposes.

CONVERSION OF NOTES

     You generally will not recognize gain or loss on the conversion of the notes solely into Class A Common Stock, except with respect to cash received in lieu of fractional shares. Your tax basis in the shares of Class A Common Stock received upon conversion of the notes will be equal to your adjusted tax basis in the notes exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share of Class A Common Stock). The holding period of the Class A Common Stock will generally include the period during which you held the notes prior to conversion. Cash received in lieu of a fractional share of Class A Common Stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. You generally will recognize capital gain or loss on the receipt of cash paid in lieu of such fractional shares equal to the difference between the amount of cash received for the fractional shares and the amount of tax basis allocable to the fractional shares.

SALE, EXCHANGE OR REDEMPTION OF NOTES OR SHARES OF CLASS A COMMON STOCK

     You generally will recognize capital gain or loss upon the sale, exchange, redemption, retirement or other disposition of the notes (other than a conversion) measured by the difference between (i) the amount of cash and the fair market value of any property you receive on the sale, exchange, redemption, or other disposition (except to the extent attributable to accrued interest not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the notes. Your adjusted tax basis in a note generally will equal your cost of the note, less any principal payments received by you. In general, if you hold Class A Common Stock into which the notes have been converted, you will recognize capital gain or loss upon the sale, exchange, or other disposition of the Class A Common Stock measured by the difference between
(i) the amount of cash and the fair market value of any property you receive, and (ii) your adjusted tax basis in the Class A Common Stock. (For a discussion of the basis and holding period of shares of Class A Common Stock, see
"-- Conversion of Notes" above.) Gain or loss on the disposition of notes or Class A Common Stock will generally be long-term capital gain or loss if the notes or shares of Class A Common Stock have been held for more than one year at the time of such disposition. In general, for individuals, long-term capital gains are currently taxed at a maximum rate of 20% and short-term capital gains and ordinary income are currently taxed at a maximum rate of 39.6%.

CONSTRUCTIVE DIVIDENDS ON NOTES

     Under Treasury Regulations, an adjustment in the conversion price, or the failure to make such an adjustment, may, under particular circumstances, be treated as a constructive taxable dividend to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of your interest as a holder of the notes generally will not be considered to result in a constructive distribution of stock where the adjustment does not compensate you for taxable distributions to other stockholders. However, if at any time

           (i) we make a distribution of cash or property to, or purchase Class A Common Stock from, our stockholders, and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes and, pursuant to the anti-dilution provisions of the Indenture, the conversion price (as defined in the Indenture) of the notes is reduced,

           (ii) the conversion price is reduced pursuant to a formula that is not a bona fide reasonable adjustment formula, or

          (iii) the conversion price of the notes is reduced at our discretion,

such reduction in conversion price may be deemed to be the payment of a taxable dividend to you as a holder of the notes (pursuant to Section 305 of the Code) to the extent paid out of our current or accumulated earnings and profits. You could therefore have taxable income as a result of an event pursuant to which you received no cash or property. Your tax basis in a note, however, generally will be increased by the amount of any constructive dividend included in your income.

DISTRIBUTIONS ON CLASS A COMMON STOCK

     The amount of any distribution by us on the Class A Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as follows:

     - first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits,

     - next as a nontaxable return of capital that reduces your basis in the stock dollar-for-dollar until the basis has been reduced to zero, and

     - finally as capital gain from the sale or exchange of the stock.

     In general, if you are a corporation for U.S. federal income tax purposes, you will qualify for the 70% dividends-received deduction if you own less than 20% of the voting power and value of our stock. If you are a corporation that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) generally you will qualify for an 80% dividends-received deduction. The dividends-received deduction is subject, however, to certain holding period requirements and taxable income and other limitations.

     A failure to fully adjust the conversion price of the notes to reflect a stock dividend or other event increasing the proportionate interest of holders of Class A Common Stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to holders of Class A Common Stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, we will be required to report to the IRS "reportable payments" made to certain persons other than those treated as corporations for U.S. federal income tax purposes. "Reportable payments" would include principal and interest on a note, dividends on Class A Common Stock, the proceeds of the sale of a note and the proceeds of the sale of Class A Common Stock. If you are a noncorporate holder of notes or Class A Common Stock you may be subject to backup withholding at a 31% rate when you receive interest and dividends with respect to the notes or Class A Common Stock, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes or Class A

Common Stock. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

     - your correct taxpayer identification number, and

     - a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category,
       (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

     If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

     Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

     Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

     We will report to the holders of notes and Class A Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                            SELLING SECURITYHOLDERS

     We originally sold the notes on February 21, 2001 and March 20, 2001 to Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. in a private placement. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of Class A Common Stock issuable upon conversion of the notes pursuant to this prospectus.

     The notes and Class A Common Stock issuable upon conversion of the notes are being registered in accordance with the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we are required to file a registration statement with regard to the notes and the shares of our Class A Common Stock issuable upon conversion of the notes and to keep the registration statement effective until the earlier of:

          (1) the sale of all the securities registered under the registration statement;

          (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates; and

          (3) two years from the date the registration statement is declared effective.


     The selling securityholders may choose to sell the notes and/or the Class A Common Stock issuable upon conversion of the notes from time to time. See "Plan of Distribution".



     The following table sets forth the name of each selling securityholder and relationship, if any, with us and (i) the amount of notes owned by each selling securityholder as of May 24, 2001 (assuming no notes have been sold under this prospectus as of such date), and the maximum amount of notes which may be offered for the account of such selling securityholder under the prospectus,
(ii) the amount of Class A Common Stock beneficially owned by each selling securityholder as of May 24, 2001 and (iii) the maximum amount of Class A Common Stock which may be offered for the account of such selling securityholder under the prospectus.



                                           PRINCIPAL AMOUNT
                                               OF NOTES         NUMBER OF SHARES OF CLASS A COMMON STOCK
                                          BENEFICIALLY OWNED   ------------------------------------------
                                             AND OFFERED       BENEFICIALLY    OFFERED    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER(1)               HEREBY           OWNED(2)      HEREBY       OFFERING(3)
---------------------------------         ------------------   ------------   ---------   ---------------
The Travelers Insurance Company Separate
  Account TLAC..........................     $    108,000           1,243         1,243          -0-
The Travelers Indemnity Company.........        1,859,000          21,400        21,400          -0-
The Travelers Insurance Company Life....          955,000          10,993        10,993          -0-
The Travelers Life & Annuity Company....          114,000           1,312         1,312          -0-
Primerica Life Insurance Company........          564,000           6,492         6,492          -0-
Travelers Series Trust Convertible Bond
  Portfolio.............................          300,000           3,453         3,453          -0-
Travelers Managed Assets Trust..........          100,000           1,151         1,151          -0-
Total Fina Elf Finance USA Inc. ........          200,000           2,302         2,302          -0-
Family Service Life Insurance Company...          300,000           3,453         3,453          -0-
Guardian Pension Trust..................          500,000           5,755         5,755          -0-
BBT Fund, L.P. .........................       12,000,000         138,140       138,140          -0-
Consulting Group Capital Market Funds...          620,000           7,137         7,137          -0-
Zurich HFR Calamos Holdings Limited.....          160,000           1,841         1,841          -0-
Guardian Life Insurance Co. of
  America...............................       10,200,000         117,419       117,419          -0-
Arbitex Master Fund, L.P. ..............       10,500,000         120,872       120,872          -0-
Transamerica Life Insurance and
  Annuity Co............................        2,000,000          23,023        23,023          -0-
Radian Guaranty Inc. ...................        1,400,000          16,116        16,116          -0-

                                           PRINCIPAL AMOUNT
                                               OF NOTES         NUMBER OF SHARES OF CLASS A COMMON STOCK
                                          BENEFICIALLY OWNED   ------------------------------------------
                                             AND OFFERED       BENEFICIALLY    OFFERED    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER(1)               HEREBY           OWNED(2)      HEREBY       OFFERING(3)
---------------------------------         ------------------   ------------   ---------   ---------------
American Skandia Trust..................          100,000           1,151         1,151          -0-
B.C. McCabe Foundation..................          275,000           3,165         3,165          -0-
Met Investors Bond Debenture Fund.......          500,000           5,755         5,755          -0-
Fuji U.S. Income Open...................          500,000           5,755         5,755          -0-
Oxford, Lord Abbett & Co. ..............        1,175,000          13,526        13,526          -0-
Lord, Abbett Bond Debenture Fund........        5,000,000          57,558        57,558          -0-
TQA Master Plus Fund, Ltd. .............        1,500,000          17,267        17,267          -0-
TQA Master Fund, Ltd. ..................        1,800,000          20,721        20,721          -0-
Pacific Life Insurance Company..........        1,000,000          11,511        11,511          -0-
AllState Life Insurance Company.........        2,200,000          26,625        25,325        1,300
AllState Insurance Company..............        2,700,000          49,481        31,081       18,400
National Union Fire Insurance Company of
  Pittsburgh............................        2,500,000          28,779        28,779          -0-
White River Securities L.L.C. ..........        4,750,000          54,680        54,680          -0-
Bear, Stearns & Co. Inc.(4).............        4,750,000          54,680        54,680          -0-
Morgan Stanley Dean Witter Convertible
  Securities Trust......................        2,000,000          23,023        23,023          -0-
Bankers Trust Company Trustee for
  Daimler Chrysler Corp. EMP #1 Pension
  Plan DTD 4/1/89.......................        5,180,000          59,630        59,630          -0-
State Street Bank Custodian for GE
  Pension Trust.........................        2,565,000          29,527        29,527          -0-
Franklin and Marshall College...........          335,000           3,856         3,856          -0-
Penn Treaty Network America Insurance
  Company...............................          420,000           4,834         4,834          -0-
UBS AG, London Branch...................       26,500,000         305,060       305,060          -0-
Key Asset Management, Inc. as Investment
  Manager for the Potlatch-First Trust
  Company of St. Paul...................          450,000           5,180         5,180          -0-
Key Asset Management, Inc. as Agent for
  the Key Trust Convertible Securities
  Fund..................................          125,000           1,438         1,438          -0-
Key Asset Management, Inc. as Agent for
  the EB Convertible Securities Fund....          700,000           8,058         8,058          -0-
Key Asset Management, Inc. as Agent for
  the Field Foundation of Illinois......           30,000             345           345          -0-
Key Asset Management, Inc. as Agent for
  the
Charitable Convertible Securities
  Fund..................................          650,000           7,482         7,482          -0-
Key Asset Management, Inc. as Agent for
  the Parker/Key Convertible Securities
  Fund..................................          170,000           1,956         1,956          -0-
Key Asset Management, Inc. as Agent for
  the Victory Convertible Securities
  Fund..................................          470,000           5,410         5,410          -0-
Key Asset Management, Inc. as Investment
  Manager for California State
  Automobile Inter Insurance............          225,000           2,590         2,590          -0-
Key Asset Management, Inc. as Investment
  Manager for California State
  Automobile Retirement Pension.........           50,000             575           575          -0-

                                           PRINCIPAL AMOUNT
                                               OF NOTES         NUMBER OF SHARES OF CLASS A COMMON STOCK
                                          BENEFICIALLY OWNED   ------------------------------------------
                                             AND OFFERED       BENEFICIALLY    OFFERED    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER(1)               HEREBY           OWNED(2)      HEREBY       OFFERING(3)
---------------------------------         ------------------   ------------   ---------   ---------------
Key Asset Management, Inc. as Investment
  Manager for Health Foundation of
  Greater Cincinnati....................          100,000           1,151         1,151          -0-
Key Asset Management, Inc. as Agent for
  GenCorp Foundation....................           30,000             345           345          -0-
Teachers Insurance and Annuity
  Association...........................        8,000,000          92,093        92,093          -0-
GLG Global Convertible Fund.............        6,000,000          69,070        69,070          -0-
GLG Market Neutral Fund.................        8,000,000          92,093        92,093          -0-
SG Cowen Securities Corp. ..............        3,250,000          37,413        37,413          -0-
JMG Capital Partners, LP................        5,000,000          57,558        57,558          -0-
JMG Triton Offshore Fund, Ltd. .........        5,000,000          57,558        57,558          -0-
OCM Convertible Trust...................        3,880,000          44,665        44,665          -0-
Delta Air Lines Master Trust (c/o
  Oaktree Capital Management, LLC)......        1,690,000          19,454        19,454          -0-
HFR Master Fund, Ltd. ..................          125,000           1,438         1,438          -0-
LDG Limited.............................          250,000           2,877         2,877          -0-
State Employees' Retirement Fund of the
  State of Delaware.....................        2,525,000          29,067        29,067          -0-
State of Connecticut Combined Investment
  Funds.................................        5,500,000          63,314        63,314          -0-
Partner Reinsurance Company Ltd. .......          980,000          11,281        11,281          -0-
Chrysler Corporation Master Retirement
  Trust.................................        5,000,000          57,558        57,558          -0-
Motion Picture Industry Health Plan --
  Active Member Fund....................          585,000           6,734         6,734          -0-
Motion Picture Industry Health Plan --
  Retiree Member Fund...................          290,000           3,338         3,338          -0-
Vanguard Convertible Securities Fund,
  Inc. .................................        5,950,000          68,494        68,494          -0-
Delta Pilots D & S Trust................          850,000           9,784         9,784          -0-
Arkansas PERS...........................        1,425,000          16,404        16,404          -0-
ICI American Holdings Trust.............        1,115,000          12,835        12,835          -0-
Zeneca Holdings Trust...................          525,000           6,043         6,043          -0-
Delaware PERS...........................        2,125,000          24,462        24,462          -0-
Syngenta AG.............................          400,000           4,604         4,604          -0-
AIG/National Union Fire Insurance.......        1,160,000          13,353        13,353          -0-
Boilermakers Blacksmith Pension Trust...        1,950,000          22,447        22,447          -0-
Kerr-McGee Corporation..................          750,000           8,633         8,633          -0-
State of Oregon/SAIF Corporation........        7,950,000          91,518        91,518          -0-
State of Oregon/Equity..................        6,900,000          79,430        79,430          -0-
Island Insurance Convertible Account....          180,000           2,072         2,072          -0-
Starvest Combined Portfolio.............        1,250,000          14,389        14,389          -0-
Bay County PERS.........................          195,000           2,244         2,244          -0-
C&H Sugar Company Inc. .................          325,000           3,741         3,741          -0-
F.R. Convt. Sec. Fn.....................          135,000           1,554         1,554          -0-
Ondeo Nalco.............................          375,000           4,316         4,316          -0-
Aloha Airlines Non-Pilots Pension
  Trust.................................          200,000           2,302         2,302          -0-
Aloha Pilots Retirement Trust...........          115,000           1,323         1,323          -0-

                                           PRINCIPAL AMOUNT
                                               OF NOTES         NUMBER OF SHARES OF CLASS A COMMON STOCK
                                          BENEFICIALLY OWNED   ------------------------------------------
                                             AND OFFERED       BENEFICIALLY    OFFERED    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER(1)               HEREBY           OWNED(2)      HEREBY       OFFERING(3)
---------------------------------         ------------------   ------------   ---------   ---------------
Hawaiian Airlines Pension Plan for
  Salaried Employees....................           20,000             230           230          -0-
Hawaiian Airlines Pilots Retirement
  Plan..................................          185,000           2,129         2,129          -0-
Hawaiian Airlines Employees Pension
  Plan-IAM..............................          100,000           1,151         1,151          -0-
Queen's Health Plan.....................           75,000             863           863          -0-
Drury University........................          100,000           1,151         1,151          -0-
Zurich Institutional Benchmarks Master
  Fund, Ltd. ...........................          125,000           1,438         1,438          -0-
McMahan Securities Co. L.P. ............        1,000,000          11,511        11,511          -0-
Global Bermuda Limited Partnership......          900,000          10,360        10,360          -0-
Lakeshore International Ltd. ...........        2,100,000          24,174        24,174          -0-
Greyhound Lines Inc. Amalgamated Transit
  Union National Local 1700 Retirement &
  Disability Trust......................           75,000             863           863          -0-
CALAMOS Convertible Technology Fund --
  CALAMOS Investment Trust..............          120,000           1,381         1,381          -0-
CALAMOS Market Neutral Fund -- CALAMOS
  Investment Trust......................        5,500,000          63,314        63,314          -0-
Transamerica Life Insurance and
  Annuity Co. ..........................        5,000,000          57,558        57,558          -0-
State of Maryland Retirement Agency.....        3,348,000          38,541        38,541          -0-
ACM Offshore............................        2,100,000          24,174        24,174          -0-
HFR Arbitrage...........................          200,000           2,302         2,302          -0-
Occidental Petroleum Corporation........          268,000           3,085         3,085          -0-
Island Holdings.........................           70,000             805           805          -0-
Merrill Lynch Insurance Group...........          291,000           3,349         3,349          -0-
Ohio Bureau of Workers Compensation.....          153,000           1,761         1,761          -0-
Shell Pension Trust.....................          559,000           6,435         6,435          -0-
British Virgin Island Social Security
  Board.................................          119,000           1,369         1,369          -0-
1976 Distribution Trust FBO Jane A.
  Lauder................................           17,000             195           195          -0-
1976 Distribution Trust FBO A. R.
  Lauder/ Zinterhofer...................            9,000             103           103          -0-
New Orleans Firefighters Pension/Relief
  Fund..................................          144,000           1,657         1,657          -0-
The Grable Foundation...................          304,000           3,499         3,499          -0-
City University of New York.............          160,000           1,841         1,841          -0-
Grady Hospital Foundation...............          139,000           1,600         1,600          -0-
Independence Blue Cross.................          117,000           1,346         1,346          -0-
Local Initiatives Union.................           73,000             840           840          -0-
Raytheon Master Pension Trust...........          707,000           8,138         8,138          -0-
Arapahoe County Colorado................           64,000             736           736          -0-
RJR Reynolds............................          124,000           1,427         1,427          -0-
Nabisco Holdings........................           41,000             471           471          -0-
American Motorist Insurance Company.....          657,000           7,563         7,563          -0-
Pro Mutual..............................          786,000           9,048         9,048          -0-
City of New Orleans.....................          266,000           3,062         3,062          -0-
Municipal Employees.....................          140,000           1,611         1,611          -0-

                                           PRINCIPAL AMOUNT
                                               OF NOTES         NUMBER OF SHARES OF CLASS A COMMON STOCK
                                          BENEFICIALLY OWNED   ------------------------------------------
                                             AND OFFERED       BENEFICIALLY    OFFERED    OWNED AFTER THE
NAME OF SELLING SECURITYHOLDER(1)               HEREBY           OWNED(2)      HEREBY       OFFERING(3)
---------------------------------         ------------------   ------------   ---------   ---------------
Policemen and Firemen Retirement System
  of the City of Detroit................          685,000           7,885         7,885          -0-
2000 Revocable Trust FBO A.R. Lauder/
  Zinterhofer...........................            9,000             103           103          -0-
Kentfield Trading, Ltd. ................       11,170,000         128,585       128,585          -0-
Genesee County Employees' Retirement
  System................................          250,000           2,877         2,877          -0-
Associated Electric & Gas Insurance
  Services Limited......................        1,000,000          11,511        11,511          -0-
Southern Farm Bureau Life Insurance
  Company...............................        1,250,000          14,389        14,389          -0-
Dorinco Reinsurance Company.............          800,000           9,209         9,209          -0-
Amerisure Companies/Michigan Mutual
  Insurance Company.....................          275,000           3,165         3,165          -0-
Macomb County Employees' Retirement
  System................................          650,000           7,482         7,482          -0-
Nashville Electric Service..............          225,000           2,590         2,590          -0-
American Fidelity Assurance Company.....          250,000           2,877         2,877          -0-
Jackson County Employees' Retirement
  System................................          150,000           1,726         1,726          -0-
NORCAL Mutual Insurance Company.........          375,000           4,316         4,316          -0-
SCI Endowment Care Common Trust
  Fund -- National Fiduciary Services...           70,000             805           805          -0-
City of Birmingham Retirement & Relief
  System................................        1,500,000          17,267        17,267          -0-
The Cockrell Foundation.................           75,000             863           863          -0-
Physicians' Reciprocal Insurers Account
  #7....................................        1,000,000          11,511        11,511          -0-
Silvercreek II Limited..................        2,260,000          26,016        26,016          -0-
Onex Industrial Partners Limited........          810,000           9,324         9,324          -0-
Pebble Capital Inc. ....................          330,000           3,798         3,798          -0-
Silvercreek Limited Partnership.........          600,000           6,907         6,907          -0-
SCI Endowment Care Common Trust
  Fund -- Suntrust......................          100,000           1,151         1,151          -0-
CALAMOS Convertible Growth and Income
  Fund -- CALAMOS Investment Trust......        2,400,000          27,628        27,628          -0-
CIBC World Markets......................        3,000,000          34,535        34,535          -0-
Goldman Sachs and Company...............          720,000           8,288         8,288          -0-
All other holders of the notes or future
  transferees, pledgees, donees,
  assignees or successors of any such
  holders(5)(6).........................       60,300,000         674,530       694,230          -0-
                                             ------------       ---------     ---------       ------
          Total.........................     $316,990,000       3,649,094     3,649,094       19,700


---------------


(1)No such holder may offer notes pursuant to the registration statement of which this prospectus forms a part until such holder is included as a selling securityholder in a supplement to this prospectus in accordance with the Registration Rights Agreement.


(2) Assumes conversion into Class A Common Stock of the full amount of notes held by the selling securityholder at the initial conversion rate and the offering of such shares by such selling securityholder pursuant to the registration statement of which this prospectus forms a part. The conversion rate and the number of shares of Class A Common Stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any.


(3)No selling securityholder will own one percent or more of the Class A Common Stock relating to this offering after completion of the offering.



(4)Bear, Stearns & Co. Inc. or one of its affiliates was the manager or co-manager of a public offering of securities of the company and/or has performed other banking services for which it has received a fee.



(5) Assumes that any other holders of notes or any future transferees, pledgees, donees or successors of or from any such other holder of the notes do not beneficially own any Class A Common Stock other than the Class A Common Stock issuable upon conversion of the notes at the initial conversion rate.



(6)Information about other selling securityholders will be set forth in prospectus supplements, if required.


     Because the selling securityholders may, pursuant to this prospectus, offer all or some portion of the notes they presently hold, no estimate can be given as to the amount of the notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such notes pursuant to the registration statement. We may from time to time, in accordance with the Registration Rights Agreement, include additional selling securityholders in supplements to this prospectus.

     The Company will pay the expenses of registering the notes being sold hereunder other than underwriting discounts, selling commissions and transfer taxes.

                              PLAN OF DISTRIBUTION

     We are registering the notes and the shares of our Class A Common Stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts, selling commissions and transfer taxes, in connection with the registration and sale of the notes and the shares of our Class A Common Stock issuable upon conversion of the notes covered by this prospectus.

     We will not receive any of the proceeds from the offering of the notes or the shares of our Class A Common Stock issuable upon conversion of the notes by the selling securityholders. The notes and shares of Class A Common Stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of Class A Common Stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

     The notes or shares of Class A Common Stock issuable upon conversion of the notes may be sold:

     - in one or more transactions at fixed prices,

     - at prevailing market prices at the time of sale,

     - at varying prices determined at the time of sale, or

     - at negotiated prices.

     These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

     - on any national securities exchange or quotation service on which the notes or shares of Class A Common Stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market; or

     - through the writing of options.

     In connection with sales of the notes or shares of Class A Common Stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

     - enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of Class A Common Stock issuable upon conversion of the notes in the course of hedging the positions they assume;

     - sell short and deliver notes or shares of Class A Common Stock issuable upon conversion of the notes to close out the short positions; or

     - loan or pledge notes or shares of Class A Common Stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

     The outstanding Class A Common Stock is publicly traded on the New York Stock Exchange. The initial purchasers of the notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the notes; however, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the notes on the New York Stock Exchange or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of Class A Common Stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling securityholder will sell any or all of the notes or shares of Class A Common Stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     We agreed to indemnify and hold the selling securityholders, each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of the notes and the shares of our Class A Common Stock issuable upon conversion of the notes, harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes or the Class A Common Stock upon conversion of the notes by the selling securityholders. The Registration Rights Agreement provides for us and the selling securityholders, each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of the notes and the shares of our Class A Common Stock issuable upon conversion of the notes, to indemnify each other against certain liabilities arising under the Securities Act.

     We agreed pursuant to the Registration Rights Agreement to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 180 days after the date the notes were originally issued and to keep the registration statement effective until the earlier of:

     - the sale of all the securities registered under the registration statement,

     - the expiration of the holding period applicable to the securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates, and

     - two years from the date the registration statement is declared effective.

     The Registration Rights Agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of Class A Common Stock issuable upon conversion of the notes by holders for a period not to exceed an aggregate of 30 days in any 90-day period or 90 days in any 12-month period if our Board of Directors shall determine it is in our best interests to suspend such use. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

                                 LEGAL MATTERS

     The validity of the notes offered hereby and of the shares of Class A Common Stock issuable upon conversion thereof have been passed upon for us by Baker Botts L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements incorporated in this registration statement on Form S-3 by reference to the Annual Report on Form 10-K for the year ended June 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   ADDITIONAL FILINGS AND COMPANY INFORMATION

     We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     Our common stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.

     We have filed with the Commission a registration statement on Form S-3 to register with the Commission the resale of the notes and shares of our Class A Common Stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the notes and shares of Class A Common Stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about us, the notes and the shares of Class A Common Stock being registered.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about ACS and its finances.

          (1) Annual Report on Form 10-K for the year ended June 30, 2000;

          (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;


          (3) Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;



          (4) Quarterly Report on Form 10-Q for the quarter ended March 31,
     2001;



          (5) Current Reports on Form 8-K filed July 14, 2000, September 21, 2000, March 8, 2001, and April 4, 2001; and



          (6) The description of the Registrant's Class A Common Stock, par value $0.01 per share, contained in the Registrant's Registration Statement on Form 8-A, dated September 26, 1994, including any amendment or report filed for the purpose of updating such description.


     We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

     Affiliated Computer Services, Inc.
     Attention: William L. Deckelman, Jr.
     Executive Vice President, Secretary and General Counsel
     2828 North Haskell Avenue
     Dallas, Texas 75204
     Telephone: (214) 841-6111

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       AFFILIATED COMPUTER SERVICES, INC.

                                  $316,990,000

         3.50% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 15, 2006 AND
                   3,649,094 SHARES OF CLASS A COMMON STOCK,

        $0.01 PAR VALUE PER SHARE, ISSUABLE UPON CONVERSION OF THE NOTES


                              --------------------
                                   PROSPECTUS
                              --------------------


                                          , 2001


                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AFFILIATED COMPUTER SERVICES, INC...........................    1
RISK FACTORS................................................    2
USE OF PROCEEDS.............................................   10
DESCRIPTION OF NOTES........................................   11
DESCRIPTION OF CAPITAL STOCK................................   26
SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS............................................   29
SELLING SECURITYHOLDERS.....................................   33
PLAN OF DISTRIBUTION........................................   38
LEGAL MATTERS...............................................   40
EXPERTS.....................................................   40
ADDITIONAL FILINGS AND COMPANY INFORMATION..................   40
WHERE YOU CAN FIND MORE INFORMATION.........................   41


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholders for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission filing fee...........  $ 79,250.00
Legal fees and expenses.................................   253,686.50
Trustee fees and expenses...............................    12,145.00
Transfer Agent Fees.....................................    10,000.00
Rating Agency Fees......................................   206,047.00
Accounting fees and expenses............................    87,500.00
Printing expenses.......................................    65,368.00
                                                          -----------
          Total Expenses................................  $713,996.50
                                                          ===========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 9 of the Registrant's Second Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted under Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16. LIST OF EXHIBITS.


          *1.1           -- Purchase Agreement, dated February 15, 2001, by and
                            between Registrant and Goldman, Sachs & Co., as
                            representative of the several purchasers named therein,
                            relating to the Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006.
          *3.1           -- Certificate of Incorporation of Registrant, as amended to date.
           3.2           -- By-laws of Registrant, filed as Exhibit 3.2 to the
                            Registrant's Form 10-K for the fiscal year ended June 30,
                            2000 and incorporated herein by reference.
          *4.1           -- Indenture, dated as of February 21, 2001, by and between
                            Registrant, as Issuer, and U.S. Trust Company of Texas,
                            N.A., as Trustee, relating to the Registrant's 3.50%
                            Convertible Subordinated Notes due February 15, 2006.

          *4.2           -- Specimen Note for Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006 (included in
                            pages 17 to 30 of the Indenture filed as Exhibit 4.1).
           4.3           -- Specimen Certificate for Registrant's Class A Common
                            Stock, filed as Exhibit 4.3 to the Registrant's Form S-1
                            (Registration No. 333-79394) and incorporated herein by
                            reference.
          *4.4           -- Registration Rights Agreement, dated February 21, 2001, by and between Registrant and Goldman, Sachs & Co., as
                            representative of the several purchasers named therein,
                            relating to the Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006.
           4.5           -- Rights Agreement, dated April 2, 1999, between the
                            Registrant and First City Transfer Company, as Rights
                            Agent, filed as Exhibit 4.1 to the Registrant's Report on
                            Form 8-K dated May 19, 1999 and incorporated herein by
                            reference.
          *5.1           -- Opinion of Baker Botts L.L.P.
        **12.1           -- Statement Regarding Computation of Ratios.
         *23.1           -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
        **23.2           -- Consent of PricewaterhouseCoopers LLP.
         *24.1           -- Power of Attorney (see page II-4).
         *25.1           -- Statement of Eligibility of Trustee.


---------------


 * Previously filed.



**Filed herewith.


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the
                  Securities Act of 1933, as amended (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 25th day of May, 2001.


                                            AFFILIATED COMPUTER SERVICES, INC.

                                            By:     /s/ WARREN EDWARDS
                                              ----------------------------------
                                                        Warren Edwards
                                                 Executive Vice President and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                          *                            Chairman of the Board and          May 25, 2001
-----------------------------------------------------    Director
                    Darwin Deason

                          *                            President, Chief Executive         May 25, 2001
-----------------------------------------------------    Officer and Director
                   Jeffrey A. Rich

                          *                            Chief Operating Officer and        May 25, 2001
-----------------------------------------------------    Director
                    Mark A. King

                 /s/ WARREN EDWARDS                    Executive Vice President and       May 25, 2001
-----------------------------------------------------    Chief Financial Officer
                   Warren Edwards

                          *                            Executive Vice President and       May 25, 2001
-----------------------------------------------------    Director
                Henry G. Hortenstine

            /s/ WILLIAM L. DECKELMAN, JR.              Executive Vice President,          May 25, 2001
-----------------------------------------------------    Secretary, General Counsel and
              William L. Deckelman, Jr.                  Director

                          *                            Executive Vice President           May 25, 2001
-----------------------------------------------------
                    John Rexford

                          *                            Executive Vice President           May 25, 2001
-----------------------------------------------------
                    Lynn Blodgett

                          *                            Director                           May 25, 2001
-----------------------------------------------------
                  Peter A. Bracken

                          *                            Director                           May 25, 2001
-----------------------------------------------------
                  Joseph P. O'Neill

                          *                            Director                           May 25, 2001
-----------------------------------------------------
                   Frank A. Rossi

                          *                            Director                           May 25, 2001
-----------------------------------------------------
                 Clifford M. Kendall

                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----

              * By: /s/ WARREN EDWARDS
   -----------------------------------------------
                   Warren Edwards
     Attorney-in-Fact for such persons pursuant
   to the powers of attorney dated March 30, 2001.

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          *1.1           -- Purchase Agreement, dated February 15, 2001, by and
                            between Registrant and Goldman, Sachs & Co., as
                            representative of the several purchasers named therein,
                            relating to the Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006.
          *3.1           -- Certificate of Incorporation of Registrant, as amended to date.
           3.2           -- By-laws of Registrant, filed as Exhibit 3.2 to the
                            Registrant's Form 10-K for the fiscal year ended June 30,
                            2000, and incorporated herein by reference.
          *4.1           -- Indenture, dated as of February 21, 2001, by and between
                            Registrant, as Issuer, and U.S. Trust Company of Texas,
                            N.A., as Trustee, relating to the Registrant's 3.50%
                            Convertible Subordinated Notes due February 15, 2006.
          *4.2           -- Specimen Note for Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006 (included in
                            pages 17 to 30 of the Indenture filed as Exhibit 4.1).
           4.3           -- Specimen Certificate for Registrant's Class A Common
                            Stock, filed as Exhibit 4.3 to the Registrant's Form S-1
                            (Registration No. 333-79394) and incorporated herein by
                            reference.
          *4.4           -- Registration Rights Agreement, dated February 21, 2001, by and between Registrant and Goldman, Sachs & Co., as
                            representative of the several purchasers named therein,
                            relating to the Registrant's 3.50% Convertible
                            Subordinated Notes due February 15, 2006.
           4.5           -- Rights Agreement, dated April 2, 1999, between the
                            Registrant and First City Transfer Company, as Rights
                            Agent, filed as Exhibit 4.1 to the Registrant's Report on
                            Form 8-K dated May 19, 1999 and incorporated herein by
                            reference.
          *5.1           -- Opinion of Baker Botts L.L.P.
        **12.1           -- Statement Regarding Computation of Ratios.
         *23.1           -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
        **23.2           -- Consent of PricewaterhouseCoopers LLP.
         *24.1           -- Power of Attorney (see page II-4).
         *25.1           -- Statement of Eligibility of Trustee.


---------------


 * Previously filed.



**Filed herewith.